INDEPENDENT AUDITORS' CONSENT




The Board of Directors
ECtel Ltd.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-98967 and No. 333-98965) and on Form S-3 (No. 333-105358) of Verint Systems Inc. of our report dated March 28, 2004, with respect to the balance sheet of ECtel - The Government Surveillance Business as of December 31, 2003 and the related statements of operations, equity, and cash flows for the year ended December 31, 2003, which report appears in the Form 8-K of Verint Systems Inc. dated March 31, 2004.



KPMG - Somekh Chaikin
Certified Public Accountants (Isr.)



June 6, 2004